For Immediate Release

MEMC REPORTS FIRST QUARTER 2013 RESULTS

First Quarter 2013 Highlights:

•	GAAP revenue of $443.6 million and GAAP EPS of ($0.40)

•	Non-GAAP revenue of $431.3 million and non-GAAP EPS of ($0.16)

•	Semiconductor Materials free cash flow grew sequentially and year-over-year

•	Solar Energy recognized non-GAAP revenue related to 45 MW of solar energy systems, interconnected 41 MW and ended the quarter with 135 MW under construction

•	Solar project pipeline grew to 2.7 GW and backlog grew to 925 MW

•	Cash and cash equivalents of $421.6 million at quarter end

St. Peters, MO, May 9, 2013 - MEMC Electronic Materials, Inc. (NYSE: WFR) announced financial results for the 2013 first quarter that reflected improved execution in the Semiconductor Materials segment and the impact of the decision to slow solar project development spending during 2012. Relative to the prior quarter, Semiconductor Materials segment revenue grew slightly despite continued industry headwinds while Solar Energy segment revenue declined due to lower solar project and solar materials sales. Cash declined $151.0 million, driven primarily by changes in working capital related to solar project construction and timing of collections.

“I am pleased with our Semiconductor Materials performance and excited about our opportunities in Solar Energy," commented Ahmad Chatila, Chief Executive Officer. "We grew revenue in our Semiconductor Materials segment and again generated cash despite a continued industry slowdown, and we expect to see improving performance through the year. Sales in our Solar Energy segment were soft due to a downward adjustment of our development spending rate last year. We expect the recent increase in construction activity to produce better results later this year. In addition, during the quarter we grew both our pipeline and backlog. We remain committed to maintaining a strong, flexible balance sheet and to generating strong returns for our stakeholders,” Chatila concluded.

Key summary financial results for the 2013 first quarter are set out in the following table. See the financial statement tables at the end of this press release for a reconciliation of all GAAP to non-GAAP financial measures.

								US$ Millions except for EPS
Financial Highlights	1Q'13		4Q'12		1Q'12	Qtr/Qtr			Yr/Yr
GAAP
Net Sales	$443.6	(1),(2)	$600.7	(4)	$519.2	$(157.1)	or	-26%	$(75.6)	or	-15%
Gross Margin %	11.2%	(1),(2)	18.0%	(4)	9.6%	(681)		bps	155		bps
Operating (Loss) Income	$(33.5)	(1),(2),(3)	$67.8	(4),(5)	$(54.2)	$(101.3)			$20.7
Net Loss	$(89.4)	(1),(2),(3)	$(11.8)	(4),(5)	$(98.6)	$(77.6)			$9.2
EPS	$(0.40)	(1),(2),(3)	$(0.05)	(4),(5)	$(0.43)	$(0.35)			$0.03

Non-GAAP
Net Sales	$431.3	(1)	$704.3		$523.8	$(273)	or	-39%	$(92.5)	or	-18%
Gross Margin %	9.7%	(1)	13.1%		8.8%	(343)		bps	93		bps
Operating (Loss) Income	$(41.4)	(1),(3)	$52.0	(5)	$(58.4)	$(93.4)			$17.0
Net (Loss) Income	$(35.5)	(1),(3)	$19.9	(5)	$(66.0)	$(55.4)			$30.5
EPS	$(0.16)	(1),(3)	$0.08	(5)	$(0.29)	$(0.24)			$0.13

Cash Flow
Capital Expenditures	$30.8		$38.1		$40.0	$(7.3)			$(9.2)
Operating Cash Flow	$(118.6)		$19.4		$(386.7)	$(138)			$268.1
Free Cash Flow	$(110.6)		$(16.3)		$(241.0)	$(94.3)			$130.4

(1) Includes $25.0 million, or EPS of $0.11, due to the amendment of a supply contract with Tainergy.
(2) Includes $8.2 million, or EPS of $0.04, due to deferred margin release for $6.9 million and $1.3 million pertaining to a project in Campagnia, Italy and a project in Karadzhalovo, Bulgaria, respectively.

(3) Includes income from restructuring activities of $4.5 million, or EPS of $0.02, consisting primarily of favorable restructuring reserve adjustments
(4) Includes $54.4 million, or EPS of $0.24, related to previously deferred GAAP revenue related to the Rovigo solar project.
(5) Includes $11.6 million, or EPS of $0.05, related to restructuring and asset impairments and $31.7 million, or EPS of $0.14, related to a gain on the acquisition of a TCS plant as part of a contract settlement with Evonik.

Note: Table unaudited

Cash Flow
Operating cash used in the 2013 first quarter was $118.6 million and was primarily driven by changes in working capital related to project construction and timing of collections. Free cash flow was ($110.6) million and was largely influenced by solar project construction costs, capital expenditures and repayments of solar energy project financing. See the reconciliation of free cash flow in the financial statement tables at the end of this press release.

Capital expenditures were $30.8 million, and included $4.7 million related to the previously announced acquisition of a TCS plant as part of a contract settlement with Evonik. Similar to last quarter, the majority of 2013 first quarter capital expenditures were incurred in the Semiconductor Materials segment.

MEMC ended the 2013 first quarter with cash and cash equivalents of $421.6 million, a decrease of $151.0 million from the prior quarter. Cash declined in the quarter largely due to project timing, which influenced receivables and payables balances. Unrestricted cash and unused corporate revolver capacity was $661.1 million at the end of the 2013 first quarter, as compared to $850.7 million at the end of the 2012 fourth quarter.

Segment Results
Key segment financial results for the quarter are set out in the following table. See the financial statement tables at the end of this press release for a reconciliation of all GAAP to non-GAAP financial measures.

										US$ Millions
Segment Summary		1Q'13		4Q'12		1Q'13	Qtr/Qtr			Yr/Yr
Net Sales
Semiconductor Materials		$229.8		$228.5		$216.0	$1.3	or	1%	$13.8	or	6%
Solar Energy	GAAP	$213.8	(1),(2)	$372.2	(4)	$303.2	$(158.4)	or	-43%	$(89.4)	or	-29%
Solar Energy	Non-GAAP	$201.5	(1)	$475.8		$307.8	$(274.3)	or	-58%	$(106.3)	or	-35%
Operating Income
Semiconductor Materials		$1.4		$3.1		$(12.5)	$(1.7)			$13.9
Solar Energy	GAAP	$(10.8)	(1),(2),(3)	$91.8	(4),(5)	$(17.1)	$(102.6)			$6.3
Solar Energy	Non-GAAP	$(18.7)	(1),(3)	$76.0	(5)	$(21.3)	$(94.7)			$2.6
(1) Includes $25.0 million, or EPS of $0.11, due to the amendment of a supply contract with Tainergy.
(2) Includes $8.2 million, or EPS of $0.04, due to deferred margin release for $6.9 million and $1.3 million pertaining to a project in Campagnia, Italy and a project in Karadzhalovo, Bulgaria, respectively.

(3) Includes income from restructuring activities of $4.5 million, or EPS of $0.02, consisting primarily of favorable restructuring reserve adjustments
(4) Includes $54.4 million, or EPS of $0.24, related to previously deferred GAAP revenue related to the Rovigo solar project.
(5) Includes $11.6 million, or EPS of $0.05, related to restructuring and asset impairments and $31.7 million, or EPS of $0.14, related to a gain on the acquisition of a TCS plant as part of a contract settlement with Evonik.

Note: Table unaudited

Semiconductor Materials
Semiconductor Materials revenue was up year-over-year as increased volume across all diameters offset price declines and an unfavorable mix. Year-over-year pricing declined across most diameters, but the decline was greatest among large diameter products. The year-over-year weakness in the Japanese Yen contributed to lower pricing. Volumes increased year-over-year in all diameters, with the largest increase in large diameter products. The sequential revenue increase was primarily driven by higher volumes of small diameter products despite the price declines across all diameters. Based on customer order patterns, the company is cautiously optimistic regarding further volume increases through the remainder of the year, with flat to slightly higher pricing.

The year-over-year increase in operating income was due primarily to higher gross margin and profits driven by increased shipments and lower costs as a result of the company's restructuring efforts. Segment operating income was down sequentially due to lower pricing and a $4.6 million restructuring benefit recognized in the 2012 fourth quarter.

In the 2013 first quarter, Analog Devices awarded MEMC the "2012 Supplier Excellence Award" for outstanding quality, service and support by our Semiconductor Materials segment.

Solar Energy: GAAP
Solar Energy segment 2013 first quarter revenue was down year-over-year due to fewer megawatts sold, a change in solar project mix driven by EPC only projects and lower solar materials sales. EPC solar projects pricing per watt is generally lower than fully developed solar system projects per watt because the company is not involved in every phase of the solar project design, financing and development. Sequentially lower revenue was the result of lower solar project and solar materials sales, a change in solar project mix driven by EPC only projects and the recognition of deferred revenue in the 2012 fourth quarter related to a previously sold solar project. Fourth quarter 2012 and first quarter 2013 GAAP revenue included $54.4 million and $8.2 million, respectively, of previously deferred revenue related to the sale of projects in prior quarters for which the same amounts were recognized in non-GAAP revenue in the corresponding prior periods. First quarter 2013 also included revenue of $25.0 million related to the amendment of a supply contract with Tainergy. In the 2013 first quarter, Solar Energy recognized GAAP revenue from solar projects totaling 43 MW, compared to 52 MW in the 2012 fourth quarter and 47 MW in the 2012 first quarter.

The increase in year-over-year operating income resulted primarily from $25.0 million of margin recognized as a result of the Tainergy contract amendment, recognition of the previously mentioned $8.2 million of margin from the project-related revenue deferral and a favorable restructuring adjustment of $4.5 million. The sequential decrease in operating income was largely due to lower solar project and solar materials sales.

Solar Energy: Non-GAAP
Revenue decreased year-over-year and sequentially due to lower solar project sales, a change in solar project mix driven by EPC only projects and lower solar materials sales. Non-GAAP revenue was recognized from 45 MW of solar project sales in the 2013 first quarter, compared to 91 MW in the 2012 fourth quarter and 49 MW in the 2012 first quarter. Of the 45 MW that were recognized for non-GAAP revenue in the 2013 first quarter, 41 MW were direct sales and 4 MW were sale-leaseback transactions.

The year-over-year reduction in operating loss resulted primarily from profits associated with the supply contract amendment with Tainergy. The sequential decline in operating income was driven primarily by fewer megawatts sold during the 2013 first quarter and a change in solar project mix driven by the EPC only projects. The 2012 fourth quarter also included benefits of $11.6 million related to a favorable restructuring adjustment and $31.7 million related to a gain on the acquisition of the TCS plant from Evonik.

Solar Project Pipeline, Backlog & Construction
Solar Energy ended the 2013 first quarter with a project pipeline of 2.7 GW, up 0.1 GW compared to the prior quarter and down 0.2 GW from the year ago period. Backlog at March 31, 2013 was 925 MW, an increase of 98 MW compared to the prior quarter. There can be no assurance that all pipeline or backlog projects will convert to revenue because in the ordinary course of our development business some fall-out is typical and certain projects will not be built.

Solar projects interconnected during the 2013 first quarter totaled 41 MW from 27 projects and consisted of 38 MW of direct sale and joint venture projects and 3 MW of sale-leaseback projects. During the 2013 first quarter, 104 MW of projects started construction as compared to 38 MW in the prior quarter. A project is deemed to have started construction when adequate internal approvals have been issued, notice to proceed has been issued and the first construction contractor begins mobilization. As of March 31, 2013, 135 MW of the pipeline was under construction. “Under construction” refers to projects within pipeline and backlog, in various stages of completion, which are not yet operational.

Outlook
The company provided the following key metrics for the second quarter and revised metrics for full-year 2013. Assuming no significant worldwide economic issues or other significant shocks in these periods, the company expects the following:

For the second quarter 2013:

•	Semiconductor Materials revenue between $235 million and $245 million

•	Solar energy systems total non-GAAP sales volume in the range of 29 MW to 54 MW

•	Solar energy systems MW retained on the balance sheet between 0 MW and 3 MW

•	Fully-developed solar energy systems average project pricing between $3.40/watt and $3.55/watt

•	Capital spending between $30 million and $40 million

For the full year 2013:

•	Semiconductor Materials revenue between $960 million and $1 billion

•	Solar energy systems total non-GAAP sales volume in the range of 430 MW to 500 MW

•	Solar energy systems MW retained on the balance sheet between 50 MW and 100 MW

•	Total solar energy systems average project pricing between $3.10/watt and $3.40/watt

•	Capital spending between $120 million and $140 million

Contacts:
Media:
Bill Michalek
Director, Corporate Communications
(636) 474-5443

Investors/Analysts:
Chris Chaney
Director, Investor Relations
(636) 474-5226

Use of Non-GAAP Measures
Management has determined that certain non-GAAP metrics for the Solar Energy segment presented herein are the key metrics that will help investors understand the ultimate income and near-term cash flows generated by our Solar Energy segment.  These non-GAAP measures and metrics include deferrals required under GAAP real estate and lease accounting for some of SunEdison's direct sales and or its sale-leaseback transactions.  Management has also determined that the non-GAAP measure of “free cash flow” is useful to help investors better understand the capital intensity of our business, including our project financing operations. For a complete description of our non-GAAP measures, see the non-GAAP reconciliation tables below.

Conference Call
MEMC will host a conference call today, May 9, 2013, at 8:00 a.m. ET to discuss the company's 2013 first quarter results and related business matters. A live webcast will be available on the company's web site at www.memc.com.

A replay of the conference call will be available from 10:00 a.m. ET on May 9, 2013, until 11:59 p.m. ET on May 23, 2013.  To access the replay, please dial (320) 365-3844 at any time during that period, using pass code 292367. A replay will also be available on the company's web site at www.memc.com.

About MEMC
MEMC is a global leader in semiconductor and solar technology. MEMC has been a pioneer in the design and development of silicon wafer technologies for over 50 years. With R&D and manufacturing facilities in the U.S., Europe, and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. Through its SunEdison subsidiary, MEMC is also a developer of solar power projects and a worldwide leader in solar energy services. MEMC's common stock is listed on the New York Stock Exchange under the symbol “WFR.” For more information about MEMC, please visit www.memc.com.

Forward-Looking Statements
Certain matters discussed in this press release are forward-looking statements, including our expectations regarding the increased construction activity in our Solar Energy business and that for the second quarter of 2013, the company expects Semiconductor Materials revenue to be between $235 million and $245 million, solar energy systems total non-GAAP sales volume to be in the range of 29 MW to 54 MW, solar energy systems MW retained on the balance sheet to be between 0 MW and 3 MW, fully developed solar energy systems average project pricing to be between $3.40/watt and $3.55/watt, and capital spending to be between $30 million and $40 million; that for the 2013 full year, the company expects Semiconductor Materials revenue to be between $960 million and $1 billion, solar energy systems total non-GAAP sales volume to be in the range of 430 MW to 500 MW, solar energy systems MW retained on the balance sheet to be between 50 MW and 100 MW, total solar energy systems average project pricing to be between $3.10/watt and $3.40/watt, and capital spending to be between $120 million and $140 million. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include concentrated project development risks related to large scale solar projects; the availability of attractive project finance and other capital for Solar Energy projects; market demand for our products and services; changes in the pricing environment for silicon wafers and polysilicon, as well as solar power systems; the availability and size of government and economic incentives to adopt solar power, including tax policy and credits and renewable portfolio standards; the ability to effectuate and realize the savings from the restructuring plan; our ability to maintain adequate liquidity and compliance with our debt covenants; the need to impair long lived assets or other intangible assets due to changes in the carrying value or realizability of such assets; the effect of any antidumping or countervailing duties imposed on photovoltaic cells and/or modules in connection with any trade complaints in the United States, Europe or elsewhere; the result of any Chinese government investigations of unfair trade practices in connection with polysilicon exported from the United States or South Korea into China; changes to accounting interpretations or accounting rules; existing or new regulations and policies governing the electric utility industry; our ability to convert solar project pipeline into completed projects in accordance with our current expectations; dependence on single and limited source suppliers; utilization of our manufacturing volume and capacity; the terms of any potential future amendments to or terminations of our long-term agreements with our solar wafer customers or any of our suppliers; general economic conditions, including interest rates; the ability of our customers to pay their debts as they become due; changes in the composition of worldwide taxable income and applicable tax laws and regulations, including our ability to utilize any net operating losses; failure of third-party subcontractors to construct and install our solar energy systems; quarterly fluctuations in our Solar Energy business; the impact of competitive products and technologies; inventory levels of our customers; supply chain difficulties or problems; interruption of production; outcome of pending and future litigation matters; good working order of our manufacturing facilities; our ability to reduce manufacturing and operating costs; assumptions underlying management's financial estimates; actions by competitors, customers and suppliers; changes in the retail industry; damage to our brand; acquisitions of pipeline in our Solar Energy segment; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in foreign economic and political conditions; changes in technology; changes in currency exchange rates and other risks described in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this press release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

-tables to follow-

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In millions; except per share data)

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Net sales	$443.6	$600.7	$519.2
Cost of goods sold	393.9	492.5	469.1
Gross profit	49.7	108.2	50.1
Operating expenses:
Marketing and administration	70.3	69.5	83.2
Research and development	17.4	16.0	20.1
Restructuring (reversals) charges	(4.5)	(13.4)	1.0
Gain on receipt of property, plant and equipment	—	(31.7)	—
Operating (loss) income	(33.5)	67.8	(54.2)
Non-operating expense (income):
Interest expense	47.5	35.0	27.7
Interest income	(0.5)	(0.8)	(0.8)
Other, net	1.1	6.9	0.2
Total non-operating expense	48.1	41.1	27.1
(Loss) income before income taxes and equity in (loss) earnings of joint venture	(81.6)	26.7	(81.3)
Income tax expense	19.5	37.0	17.0
Loss before equity in loss of joint venture	(101.1)	(10.3)	(98.3)
Equity in loss of joint ventures, net of tax	(0.3)	(1.4)	(1.2)
Net loss	(101.4)	(11.7)	(99.5)
Net loss (income) attributable to noncontrolling interests	12.0	(0.1)	0.9
Net loss attributable to MEMC stockholders	$(89.4)	$(11.8)	$(98.6)
Basic loss per share [*]	$(0.40)	$(0.05)	$(0.43)
Diluted loss per share [*]	$(0.40)	$(0.05)	$(0.43)

[*] During the three months ended March 31, 2013 and December 31, 2012, the company recorded an adjustment to redeemable noncontrolling interest which affected the numerator of the EPS calculation by ($2.4) million and ($0.7) million, respectively.

RESULTS BY REPORTABLE SEGMENT
Net sales:
Semiconductor Materials	$229.8	$228.5	$216.0
Solar Energy	213.8	372.2	303.2
Consolidated net sales	$443.6	$600.7	$519.2
Operating income (loss):
Semiconductor Materials	$1.4	$3.1	$(12.5)
Solar Energy	(10.8)	91.8	(17.1)
Corporate and Other	(24.1)	(27.1)	(24.6)
Consolidating operating (loss) income:	$(33.5)	$67.8	$(54.2)

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except per share data)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$421.6	$572.6
Restricted cash	54.6	72.4
Accounts receivable, net	278.5	220.4
Inventories	227.6	247.8
Solar energy systems held for development and sale	221.0	133.8
Prepaid and other current assets	190.3	212.2
Total current assets	1,393.6	1,459.2
Property, plant and equipment, net:
Non-solar energy systems	1,170.6	1,213.1
Solar energy systems	1,409.3	1,459.9
Restricted cash	55.1	50.2
Other assets	524.6	519.2
Total assets	$4,553.2	$4,701.6

	March 31, 2013	December 31, 2012
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt & short term borrowing	$5.7	$3.4
Short-term solar energy system financing, current portion of solar energy system financing and capital lease obligations	128.2	97.8
Accounts payable	402.6	477.0
Accrued liabilities	365.1	344.2
Contingent consideration related to acquisitions	22.9	23.1
Deferred revenue for solar energy systems	140.2	113.1
Customer and other deposits	37.4	77.2
Total current liabilities	1,102.1	1,135.8
Long-term debt, less current portion	757.7	758.7
Long-term solar energy system financing and capital lease obligations, less current portion	1,535.6	1,508.4
Customer and other deposits	174.4	184.5
Deferred revenue for solar energy systems	152.6	146.0
Non-solar energy system deferred revenue	29.1	29.2
Other liabilities	263.8	261.6
Total liabilities	4,015.3	4,024.2

Redeemable noncontrolling interest	11.9	11.3
Stockholders’ equity:
Preferred stock	—	—
Common stock	2.4	2.4
Additional paid-in capital	654.8	647.7
Retained earnings	333.7	425.3
Accumulated other comprehensive loss	(72.9)	(39.8)
Treasury stock	(460.5)	(460.3)
Total MEMC stockholders’ equity	457.5	575.3
Noncontrolling interests	68.5	90.8
Total stockholders’ equity	526.0	666.1
Total liabilities and stockholders’ equity	$4,553.2	$4,701.6

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Cash flows from operating activities:
Net loss	$(101.4)	$(11.7)	$(99.5)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	60.8	78.8	52.9
Stock-based compensation	7.2	9.6	7.3
(Benefit) expense for deferred taxes	(7.5)	6.2	7.3
Other	(10.9)	(29.3)	4.4
Changes in operating assets and liabilities:
Accounts receivable	(60.5)	30.9	(56.4)
Inventories	18.6	17.6	42.3
Solar energy systems held for development and sale	(36.8)	39.8	(172.4)
Accounts payable	(67.5)	(61.0)	(113.7)
Deferred revenue for solar energy systems	36.4	(34.5)	(17.9)
Customer and other deposits	(19.6)	(5.4)	(16.7)
Accrued liabilities	46.7	(18.2)	(46.1)
Other long term liabilities	6.8	(8.2)	1.2
Other	9.1	4.8	20.6
Net cash (used in) provided by operating activities	(118.6)	19.4	(386.7)
Cash flows from investing activities:
Capital expenditures	(30.8)	(38.1)	(40.0)
Construction of solar energy systems	(47.4)	(153.7)	(99.0)
Purchases of cost and equity method investments	(18.5)	(12.2)	—
Net proceeds from equity method investments	11.7	2.4	9.3
Change in restricted cash	8.8	8.6	34.4
Receipts from vendors for refundable deposits on long-term agreements	—	3.3	—
Other	—	(0.1)	(0.2)
Net cash used in investing activities	(76.2)	(189.8)	(95.5)
Cash flows from financing activities:
Cash paid for contingent consideration for acquisitions	(0.8)	(11.3)	(3.8)
Proceeds from solar energy system financing and capital lease obligations	98.5	183.9	351.5
Repayments of solar energy system financing and capital lease obligations	(12.4)	(62.3)	(72.8)
Net repayments of customer deposits related to long-term supply agreements	(26.2)	(0.7)	—
Principal payments on long-term debt	—	(1.8)	—
Common stock issued and repurchased	(0.2)	(0.4)	(0.1)
Proceeds from noncontrolling interests	0.1	34.5	6.0
Debt financing fees	(8.1)	(7.1)	(5.3)
Net cash provided by financing activities	50.9	134.8	275.5
Effect of exchange rate changes on cash and cash equivalents	(7.1)	(1.6)	1.5
Net decrease in cash and cash equivalents	(151.0)	(37.2)	(205.2)
Cash and cash equivalents at beginning of period	572.6	609.8	585.8
Cash and cash equivalents at end of period	$421.6	$572.6	$380.6

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions, except per share data and percentages) [A]

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
Consolidated Non-GAAP Financial Measures
Non-GAAP net sales	$431.3	$704.3	$523.8
Non-GAAP gross margin	41.8	92.4	45.9
Non-GAAP gross margin percentage	9.7%	13.1%	8.8%
Non-GAAP operating (loss) income	(41.4)	52.0	(58.4)
Non-GAAP net (loss) income	(35.5)	19.9	(66.0)
Non-GAAP fully diluted (loss) earnings per share	(0.16)	0.08	(0.29)
Reconciliations of GAAP to Non-GAAP Measures
MEMC Inc. Consolidated
GAAP net sales	$443.6	$600.7	$519.2
Direct sales [B]	(14.9)	(3.7)	(5.3)
Financing sale-leasebacks [C]	2.6	107.3	9.9
Non-GAAP net sales	$431.3	$704.3	$523.8
GAAP gross margin	$49.7	$108.2	$50.1
Direct sales [B]	(4.1)	(36.3)	(3.0)
Financing sale-leasebacks [C]	(3.8)	20.5	(1.2)
Non-GAAP gross margin	$41.8	$92.4	$45.9
GAAP operating (loss) income	$(33.5)	$67.8	$(54.2)
Direct sales [B]	(4.1)	(36.3)	(3.0)
Financing sale-leasebacks [C]	(3.8)	20.5	(1.2)
Non-GAAP operating (loss) income	$(41.4)	$52.0	$(58.4)
GAAP net loss attributable to MEMC stockholders	$(89.4)	$(11.8)	$(98.6)
Recurring Non-GAAP adjustments, net of tax [B, C and D]	53.9	31.7	32.6
Non-GAAP net (loss) income	$(35.5)	$19.9	$(66.0)
GAAP fully diluted loss per share	$(0.40)	$(0.05)	$(0.43)
Recurring Non-GAAP adjustments [B, C and D]	0.24	0.13	0.14
Non-GAAP fully diluted (loss) earnings per share	$(0.16)	$0.08	$(0.29)

[A] Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided non-GAAP financial measures for the Solar Energy segment. The Company believes that these non-GAAP measures represent important internal measures of performance for our Solar Energy business, and better reflect Solar Energy's results from operations and near term cash flows. Accordingly, where these measures are provided, it is done so that investors have the same financial data that management uses to evaluate the operational and financial performance of the Solar Energy segment. MEMC management uses these measures to manage the Solar Energy segment because it believes these measures are more representative of the operational health and performance of that segment. These non-GAAP measures should not be considered as a substitute for, and should only be read in conjunction with, measures of financial performance prepared in accordance with GAAP and the reconciliation of each non-GAAP measure to the directly comparable GAAP measure set forth in the press release.

[B] These non-GAAP measures include adjustments to revenue in the Company’s Solar Energy business from direct sales of solar energy systems where we have received upfront partial payments and, absent real estate accounting requirements, we would have recognized revenues under the percentage of completion accounting method. The non-GAAP measures also include adjustments to non-GAAP revenue and/or profit deferred related to our maximum exposure for power warranties, system uptime guarantees and breach of contract provisions offered to the direct sale customers for these systems that are considered continuing involvement by us in the sold solar energy systems. This revenue is not recognized as of the reporting date under GAAP real estate accounting rules because the solar energy systems are considered integral to the real estate on which they were built. Absent real estate accounting requirements, deferred revenues related to continuing involvement would be recognized under GAAP during the reporting period because we have historically experienced minimal losses related to these guarantees. For these direct sales, the sales contracts have been executed and we have either received payment in full or maintains a valid and legal note receivable for the full sales price that we expect to collect within a short period after completion of the project.

[C] Adjustment relates to revenue from our sale-leaseback transactions accounted for as financings. This includes cash received for the legal sale of the solar energy system to the purchaser that will not be recognized as revenue under GAAP. Non-GAAP operating income includes the upfront cash margin in an amount equal to the difference between (a) the cash received as of the reporting date from our financing partners in sale-leaseback transactions considered financings and (b) our total costs to construct the solar energy systems sold under the sale-leaseback transactions. These sale-leaseback transactions are classified as financing transactions under GAAP because the system is considered integral to the land or building on which it resides and because we have continuing involvement with the system through a purchase option. This system development margin will be recognized under GAAP upon termination of the related lease through the non-cash extinguishment of the debt offset by any remaining net book value of the solar energy system asset.

[D] Income tax has been calculated using the estimated effective tax rate for MEMC in the jurisdictions giving rise to the related adjustments and assumes sale-leaseback deferred tax assets will be realized.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions) [A]

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
Non-GAAP Financial Measures
Solar Energy Segment Non-GAAP net sales	$201.5	$475.8	$307.8
Solar Energy Segment Non-GAAP operating (loss) income	(18.7)	76.0	(21.3)
Reconciliations of GAAP to Non-GAAP Measures
Solar Energy Segment
Solar Energy GAAP net sales	$213.8	$372.2	$303.2
Direct sales [B]	(14.9)	(3.7)	(5.3)
Financing sale-leasebacks [C]	2.6	107.3	9.9
Solar Energy Non-GAAP net sales	$201.5	$475.8	$307.8
Solar Energy GAAP operating (loss) income	$(10.8)	$91.8	$(17.1)
Direct sales [B]	(4.1)	(36.3)	(3.0)
Financing sale-leasebacks [C]	(3.8)	20.5	(1.2)
Solar Energy Non-GAAP operating (loss) income	$(18.7)	$76.0	$(21.3)
[A], [B], [C] - See previous page

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions)

EBITDA CALCULATION [A]

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
Net loss attributable to MEMC stockholders	$(89.4)	$(11.8)	$(98.6)
Net interest expense	47.0	34.2	26.9
Depreciation and amortization	60.8	78.8	52.9
Income tax expense	19.5	37.0	17.0
EBITDA [A]	$37.9	$138.2	$(1.8)

[A] EBITDA is a non-GAAP disclosure consisting of net loss attributable to MEMC stockholders plus interest expense, net, depreciation and amortization and income taxes. The Company believes that EBITDA is useful to an investor in evaluating the company’s operating performance and liquidity because (i) it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a meaningful measure of corporate performance exclusive of the company’s capital structure and the method by which the assets were acquired, and (iii) it is a widely accepted financial indicator of a company’s ability to service its debt, as the company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the company’s financing documents.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions)

SUMMARY OF CONSOLIDATED DEBT OUTSTANDING
	March 31,	December 31,
	2013	2012
Senior notes	$550.0	$550.0
Term loan	196.3	196.1
Semiconductor Materials - Bank debt	17.1	16.0
Solar Energy - Debt	42.6	43.3
Solar Energy - Current portion of non-recourse system financing debt and capital lease obligations	128.2	97.8
Solar Energy - Non-recourse system financing debt and capital lease obligations, less current portion	1,493.0	1,465.1
Total	$2,427.2	$2,368.3

NON-GAAP RECONCILIATION OF FREE CASH FLOW [A]
	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
Net cash (used in) provided by operating activities	$(118.6)	$19.4	$(386.7)
Capital expenditures	(30.8)	(38.1)	(40.0)
Construction of solar energy systems	(47.4)	(153.7)	(99.0)
Proceeds from solar energy system financing and capital lease obligations	98.5	183.9	351.5
Repayments of solar energy system financing and capital lease obligations	(12.4)	(62.3)	(72.8)
Proceeds from noncontrolling interests	0.1	34.5	6.0
Free cash flow [A]	$(110.6)	$(16.3)	$(241.0)

[A] Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided a non-GAAP financial measure for free cash flow which we believe is useful to help investors better understand the capital intensity of our business, including our project financing operations. In addition to other key performance indicators, we evaluate the performance of the solar project business on the cash generation abilities of the projects, which are typically financed at the inception of a lease, resulting in a gain on sale that is deferred and not immediately included in net income (loss). Any non-GAAP measure should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net income (loss).